Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 18, 2011, with respect to the consolidated financial statements and schedule of Delphi Automotive LLP and May 23, 2011, with respect to the balance sheet of Delphi Automotive PLC, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-174493) and related Prospectus of Delphi Automotive PLC for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Detroit, Michigan

October 28, 2011